EXHIBIT 99



                                  PRESS RELEASE


                                 March 27, 2002
                              FOR IMMEDIATE RELEASE


For further information, please contact:             Herbert J. Moltzan
                                                     President & CEO
                                                     (410) 998-5304 ext. 5961
                                                     herb_moltzan@msn.com


             BUCS Financial Corp Announces 10% Stock Repurchase Plan
             -------------------------------------------------------

Owings Mills, MD - "BUCS Financial Corp" (the "Company"), the holding company of BUCS Federal Bank (the "Bank"), announced today that the Board of Directors has approved a plan to repurchase up to 40,508 of the outstanding shares of the company in open market purchases. This buyback represents 10% of the Company's outstanding shares. It is anticipated that the Company will complete this buyback over the next 12 months. Mr. Herbert J. Moltzan, President and CEO of the Company, indicated the repurchase plan is expected to improve book value and net income per share and could mitigate some of the potentially dilutive effects of the Company's stock option plan and would also be available for general corporate purposes. The repurchases will be made from time to time in open market transactions, subject to the availability of shares.

The Company's stock is traded on the OTC Bulletin Board under the symbol "BUCS". The Bank is a federally chartered stock savings bank headquartered in Owings Mills, Maryland, At December 31, 2001, BUCS Financial Corp had total assets and stockholders equity of $84.6 million and $9.7 million, respectively.